Calculation of Filing Fee Tables
S-8
BANK OF AMERICA CORP /DE/
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	47,111,237	$ 52.22	$ 2,460,148,796.14	0.0001381	$ 339,746.55
Total Offering Amounts:						$ 2,460,148,796.14		$ 339,746.55
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 339,746.55
Offering Note
[1]	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers any additional shares of Common Stock, par value $0.01 per share, of Bank of America Corporation that may become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or any other similar transaction. The Proposed Maximum Offering Price Per Unit and Maximum Aggregate Offering Price are estimated in accordance with Rule 457(c) under the Securities Act on the basis of the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on April 24, 2026, solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources